Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We hereby consent to the reference to our Firm under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information of Fidelity Commonwealth Trust II, which is included in Pre-Effective Amendment No. 2 to the Registration Statement on Form N-1A. We also hereby consent to the use in Pre-Effective Amendment No. 2 to the Registration Statement on Form N-1A of our report dated April 5, 2007 with regard to the Statement of Assets and Liabilities dated March 9, 2007.

PricewaterhouseCoopers LLP

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
April 12, 2007